Exhibit 99.2

CorMedix Inc. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Berkeley Heights, NJ – June 27, 2025 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announced the pricing of its previously announced underwritten public offering of 6,604,507 shares of its common stock. The total gross proceeds from the offering to the Company are expected to be approximately $85 million. In addition, CorMedix granted the underwriters a 30-day option to purchase up to an additional 15% of the shares of its common stock offered in the offering. The closing of the offering is expected to occur on or about June 30, 2025, subject to the satisfaction of customary closing conditions.

RBC Capital Markets is acting as sole bookrunner for the offering. Truist Securities, Citizens Capital Markets, and Needham & Company are acting as capital markets advisors for the offering.

CorMedix intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, expenses related to research and the development of product candidates, and potential strategic transactions, including acquisitions, joint ventures or collaborations, involving companies, products or assets that complement CorMedix’s business.

The securities described above are being offered by CorMedix pursuant to a shelf registration statement on Form S-3 which was initially filed by CorMedix with the Securities and Exchange Commission (the “SEC”) May 6, 2024, and was declared effective by the SEC on May 22, 2024.

The securities will be offered only by means of a prospectus supplement and accompanying prospectus relating to the offering that form a part of the registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering, as well as copies of the final prospectus supplement, when available, may be obtained from RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, 8th Floor, New York, NY 10281, by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of CorMedix’s prospectus supplement and prospectus forming part of the effective registration statement relating to these securities.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath® (taurolidine and heparin) which was approved by the FDA on November 15, 2023. CorMedix commercially launched DefenCath in inpatient settings in April 2024 and in outpatient settings in July 2024. CorMedix is commencing clinical studies in Total Parenteral Nutrition and Pediatric patient populations in 2025 and also intends to develop DefenCath as a catheter lock solution for use in other patient populations. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties, including expectations regarding the offer and sale of common stock, the terms of the offering, the expected use of proceeds, timing of implementation, patient utilization and enrollment, the timing and volume of increased shipments, and expectations regarding future growth opportunities. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties related to market conditions; satisfaction of customary closing conditions related to the offerings and the risks and uncertainties in the Risk Factors identified in CorMedix’s filings with the SEC, including its most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q, and the preliminary prospectus supplement related to the proposed public offering, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576